Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated October 23, 2015 and April 30, 2015, with respect to the consolidated financial statements of Alarm Security Holdings LLC included in the Registration Statement (Form S-1 No. 333-            ) and related Prospectus of ADT, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Baltimore, Maryland

December 21, 2017